EXHIBIT C

COMPARISON OF MASSACHUSETTS AND DELAWARE GOVERNING
INSTRUMENTS AND STATE LAW

     The following is only a discussion of certain principal differences between the governing documents for the Franklin Templeton Variable Insurance Products Trust (the “Acquired Trust”) and its successor Delaware statutory trust (the “Acquiring Trust”), and is not a complete description of its governing documents. Further information about the Acquired Trust’s current structure is contained in its prospectus and organizational documents and in relevant state law.

Organization and Capital Structure

     The Acquired Trust is a Massachusetts business trust (an “MBT”). An MBT is an unincorporated association organized under a Massachusetts statute governing business trusts (the “Massachusetts Statute”). The Acquired Trust’s operations are governed by its Declaration of Trust, as it may have been amended (the “MA Declaration”), and its by-laws (the “MA By-laws”). The business and affairs of the Acquired Trust are managed under the supervision of its Board of Trustees.

     The Acquired Trust’s shares of beneficial interest have a par value of $0.01 per share. The MA Declaration authorizes an unlimited number of shares, which may be divided into separate and distinct series or classes.

     The Acquiring Trust is a Delaware statutory trust (a “DST”). A DST is an unincorporated association organized under the Delaware Statutory Trust Act (the “Delaware Act”). Like an MBT, the Acquiring Trust’s operations are governed by its Declaration of Trust (the “DE Declaration”) and its by-laws (its “DE By-laws”), and its business and affairs are managed under the supervision of its Board of Trustees.

     The Acquiring Trust’s shares of beneficial interests are issued without par value. The DE Declaration authorizes an unlimited number of shares, which may be divided into separate and distinct series or classes. These series and classes will have the rights, powers and duties set forth in the DE Declaration or as specified in resolutions of the Acquiring Trust’s Board of Trustees. The Acquiring Trust’s series and classes are identical to those of the Acquired Trust.

Meetings of Shareholders and Voting Rights

     Neither the MA Declaration nor the MA By-laws require the Acquired Trust to hold an annual shareholders’ meeting. Rather, the Acquired Fund’s Board of Trustees decides whether and when shareholder meetings will be held.

     The MA Declaration provides that except when a larger quorum is required by applicable law, 40% of the outstanding shares entitled to vote shall constitute a quorum at a shareholders’ meeting. The MA Declaration provides that shareholders are entitled to one vote for each whole share that they own, and a proportionate fractional vote for each fractional share that they hold. Acquired Trust shareholders shall vote separately by series, except to the extent required by the Investment Company Act of 1940, as amended (the “1940 Act”), or when the Trustees have determined that the matter affects only the interests of shareholders of some, but not all, series of shares, in which case only the shareholders of the affected series shall be entitled to vote. Subject to the foregoing requirements for voting shares separately by series, when a quorum is present at a meeting, a majority of the shares voted shall decide any questions and a plurality of votes shall elect a trustee, except when a larger vote is required by any provision of the Acquired Trust’s governing documents or by applicable law.

     The MA Declaration provides that shareholders shall have the power to vote only on: (1) the election of trustees; (2) the termination of the Acquired Trust or any of its series; (3) whether or not a court action should be brought derivatively or as a class action on behalf of the Acquired Trust or the shareholders, to the same extent as the stockholders of a Massachusetts business corporation; or (4) such additional matters as may be required by the MA Declaration, the MA By-laws, the Acquired Trust’s registration with the U.S. Securities and Exchange Commission, any state or as the trustees may consider necessary or desirable. There is no cumulative voting in the election of trustees.

     The Delaware Act does not require annual shareholders’ meetings. The DE By-laws authorize the calling of a shareholders’ meeting by the Board, the chairperson of the Board or by the president of the Acquiring Trust to take action on any matter deemed necessary or desirable by the Board of Trustees. A shareholder meeting for the purpose of electing trustees may also be called by the chairperson of the Board of Trustees, and shall be called by the president or any vice-president at the request of holders of 10% or more of the outstanding shares if the shareholders pay the reasonably estimated cost of preparing and mailing the notice. No meeting may be called at the request of shareholders to consider any matter that is substantially the same as a matter voted upon at a shareholders’ meeting held during the preceding twelve (12) months, unless requested by holders of a majority of all outstanding shares entitled to vote at such meeting.

     The DE Declaration generally provides that each full share of the Acquiring Trust is entitled to one vote and each fractional share is entitled to a fractional vote. All shares of the Acquiring Trust entitled to vote on a matter shall vote in the aggregate without differentiation between shares of separate series or classes. With respect to any matter that affects only the interests of some but not all series or classes, or where otherwise required by the 1940 Act, only the shareholders of the affected series or classes shall be entitled to vote on the matter.

     The DE Declaration provides that forty percent (40%) of the outstanding shares of the Acquiring Trust (or a series or class, as applicable), entitled to vote at a meeting, which are present in person or represented by proxy, shall constitute a quorum at the meeting, except when there is a legal requirement for a larger quorum. Subject to any legal requirements for a different vote, in all matters other than the election of trustees, shareholders may approve a proposal by a majority of votes cast. Trustees are elected by a plurality of votes cast. Where a separate vote by series or class is required, these voting requirements apply to those separate votes. There is no cumulative voting for any matter.

Liability of Shareholders

     The Massachusetts Statute does not include an express provision relating to the limitation of liability of the beneficial owners of an MBT. The MA Declaration provides that no shareholder shall be subject to any personal liability whatsoever to any person in connection with property of the Acquired Trust or the acts, obligations or affairs of the Trust. The MA Declaration further provides that, if any shareholder is made a party to any suit or proceeding to enforce any such liability of the Acquired Trust, he or she shall not be held to any personal liability. The Acquired Trust shall indemnify and hold each shareholder harmless from and against all claims and liabilities to which such shareholder may become subject by reason of being or having been a shareholder, and shall reimburse the shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability.

     Consistent with the Delaware Act, the DE Declaration provides that no Acquiring Trust shareholder, as such, shall be subject to any personal liability whatsoever to any person in connection with the property, acts, obligations or affairs of the Acquiring Trust. However, the Acquiring Trust’s Board of Trustees may cause any shareholder to pay for charges of the Acquiring Trust’s custodian or transfer, dividend disbursing, shareholder servicing or similar agent for services provided to that shareholder that are beyond the customary services provided for the benefit of all shareholders.

Liability Among Series

     The Massachusetts Statute does not contain statutory provisions addressing series or class liability with respect to multi-series or multi-class investment companies. The MA Declaration provides that the assets and liabilities of a particular series shall be separate from any other series. All persons extending credit to, contracting with, or having any claim against a particular series of the Acquired Trust shall look only to the assets of that particular series for payment of the credit, contract or claim.

     The DE Declaration also provides that each series of the Acquiring Trust shall be separate and distinct from any other series of the Acquiring Trust and shall hold and account for the assets and liabilities belonging to any series separately from the assets and liabilities of the Acquiring Trust or any other series. Each class of a series of the Acquiring Trust shall be separate and distinct from any other class of that series.

Dividends and Distributions

     The MA Declaration provides that each shareholder of a series is entitled to receive a series’ distributions of income and capital gains in the manner, at the time and on the terms set by the Acquired Trust’s Board of Trustees. The DE Declaration provides that the shareholders of any series or class of the Acquiring Trust shall be entitled to receive dividends and distributions when, if and as declared by the Board of Trustees. The right of Acquiring Trust shareholders to receive dividends or other distributions on shares of any class may be set forth in a plan adopted by the Acquiring Trust’s Board of Trustees pursuant to the 1940 Act. For both Trusts, dividends and distributions may be paid in cash, kind or in shares of the Trust, and the respective Boards may retain such amounts as they may deem necessary or desirable for the conduct of the respective Trust’s affairs.

Election of Trustees; Terms; Removal

     The MA Declaration provides that, except in the event of death, resignation, removal, or court declared incompetency or bankruptcy, each Acquired Trust trustee shall hold office until the next meeting of shareholders called for the purpose of electing trustees and until his or her successor is elected and qualified.

     Under the DE Declaration, each trustee of the Acquiring Trust shall hold office for the earlier of (1) the lifetime of the Acquiring Trust; (2) the trustee’s earlier death, resignation, removal, retirement or inability otherwise to serve; (3) the next meeting of shareholders called for the purpose of electing trustees and the election and qualification of his or her successor. Under the DE Declaration, any trustee may be removed, with or without cause, by the Acquiring Trust’s Board of Trustees, by action of a majority of the trustees then in office, or by the vote of the shareholders at any meeting called for that purpose.

     There is no cumulative voting for the election of trustees of either the Acquired or Acquiring Trust. The governing instruments for both Trusts provide a mechanism for the respective Board to fill vacancies.

Liability of Trustees and Officers; Indemnification

     The Massachusetts Statute does not include an express provision limiting the liability of the trustees of an MBT. The MA Declaration provides that no trustee, officer, employee or agent of the Acquired Trust shall be subject to any personal liability whatsoever, except that the trustees are not protected from any liability to which they may be subject as a result of their bad faith, willful misfeasance, gross negligence or reckless disregard in discharging their duties to the Acquired Trust or its shareholders. Claimants may only look to the property of the Acquired Trust for satisfaction of claims arising in connection with the affairs of the Acquired Trust. If any trustee, officer, employee or agent of the Acquired Trust is made a party to any suit or proceeding to enforce any such claim, he or she shall not be held to any personal liability.

     The MA Declaration provides that every person who is, or has been, a trustee or officer of the Acquired Trust shall be indemnified by the Acquired Trust to the fullest extent permitted by law. This indemnification covers all liability and expenses reasonably incurred or paid in connection with any proceeding in which he or she becomes involved because of being or having been a trustee or officer. The MA By-Laws further provide, however, that no indemnification shall be provided to a trustee or officer: (1) for any liability to the Acquired Trust or the shareholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of the office; (2) for any matter where the trustee or officer has been finally adjudged to be liable because he or she improperly received a personal benefit; (3) for any matter where the Trustee or officer has been finally adjudged to be liable in the performance of his or her duty to the Acquired Trust unless a legal determination has been made that the person was not liable because he or she engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of the office; or (4) in the event of a settlement resulting in a payment by a trustee or officer, unless there has been a determination that the trustee or officer did not engage in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of the office.

     The DE Declaration provides that any person who is or was a trustee, officer, employee or other agent of the Acquiring Trust shall be liable to the Acquiring Trust and its shareholders only for (1) any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing, or (2) for the person’s own willful misfeasance, bad faith, gross negligence or reckless disregard of the person’s duties. Except in these instances, these persons shall not be responsible or liable for any act or omission of any other agent of the

Acquiring Trust or its investment adviser or principal underwriter to the fullest extent that limitations of liability are permitted by the Delaware Act. Moreover, except in these instances, none of these persons, when acting in their respective capacity as such, shall be personally liable to any other person, other than the Acquiring Trust or its shareholders for any act, omission or obligation of the Acquiring Trust or any trustee thereof.

     The Acquiring Trust shall indemnify, to the fullest extent permitted under applicable law, any of these persons who are a party to any proceeding because the person is or was an agent of the Acquiring Trust. These persons shall be indemnified against any expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if the person acted in good faith or, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. The termination of any proceeding by judgment, settlement or otherwise shall not in itself create a presumption that the person did not act in good faith or that the person had reasonable cause to believe that the conduct was unlawful. There shall nonetheless be no indemnification for a person’s own willful misfeasance, bad faith, gross negligence or reckless disregard of the person’s duties.

Preemptive, Dissenter’s and other Rights

     The MA Declaration provides that the Acquired Trust shareholders are not entitled to preference, preemptive, appraisal, conversion or exchange rights. The DE Declaration provides that no shareholder shall have any preemptive or other right to subscribe for new or additional authorized but unissued shares or other securities issued by the Acquiring Trust or any series thereof.

Amendments to Organizational Documents

     The MA Declaration may be amended by an instrument in writing signed by a majority of the trustees. The Acquired Fund Board of Trustees may amend the MA Declaration in its sole discretion, and without the need for a shareholder vote, in order to add, delete, replace or modify any provisions relating to the shares of the Acquired Trust if the trustees determine that the action is consistent with the fair and equitable treatment of all shareholders or that shareholder approval is not otherwise required by the 1940 Act or other applicable law. The MA By-laws may be amended or repealed, or new by-laws may be adopted, by: (1) the vote of a majority of the outstanding shares, or (2) the Acquired Trust’s Board of Trustees. However, no MA By-Law may be amended, adopted or repealed by the trustees if there is a legal requirement for a vote of shareholders.

     The DE Declaration may be amended or restated at any time by a written instrument signed by a majority of the Acquiring Trust’s Board of Trustees and, if legally required, by approval of the amendment by shareholders. The DE By-laws may be amended, restated or repealed or new by-laws may be adopted by the affirmative vote of a majority of shareholders or by a majority of the Board of Trustees.

Inspection Rights

     The MA By-laws provide that the minutes and accounting books and records shall be open to inspection upon the written demand of any shareholder at any reasonable time during regular business hours for a purpose reasonably related to the shareholder’s interests.

     The DE By-laws provide that, upon reasonable written demand to the Acquiring Trust, a shareholder may inspect certain information as to the governance and affairs of the Acquiring Trust for any purpose reasonably related to the shareholder’s interest as a shareholder. However, reasonable standards governing the information and documents to be furnished and the time and location of furnishing them (including limitations as to regular business hours), may be established by the Board or, if the Board has not done so, by the president, any vice-president or the secretary. In addition, the DE By-laws also authorize the Board or, in case the Board does not act, the president, any vice president or the secretary, to keep confidential from shareholders for a reasonable period of time any information that the Board or the officer reasonably believes to be in the nature of trade secrets or other information that the Board or the officer in good faith believes: (1) would not be in the best interests of the Acquiring Trust to disclose; (2) could damage the Acquiring Trust; or (3) that the Acquiring Trust is required by law or by agreement with a third party to keep confidential.

Dissolution and Termination

     The MA Declaration provides that the Acquired Trust or any of its series may be terminated by: (1) the affirmative vote of the holders of not less than two-thirds of the outstanding shares of the Trust or series, as applicable; or (2) by the Trustees by written notice to shareholders. After termination of the Acquired Trust or any series and any final distribution to shareholders, the Board of Trustees must wind up the affairs of the Trust or series.

     Under the DE Declaration, the Acquiring Trust, or one of its series or classes, may be dissolved by a majority of votes cast of the Acquiring Trust, series or class, as applicable, or at the discretion of the Board of Trustees at any time there are no outstanding shares or upon prior written notice to the Acquiring Trust’s, series’ or class’ shareholders. When the Acquiring Trust or one of its series has dissolved, the Board shall pay or make reasonable provision to pay all known claims and obligations, including those that are contingent, conditional and unmatured. The DE Declaration further provides that any remaining assets of the dissolved Acquiring Trust or series shall be distributed to the shareholders of the Trust or series, as applicable, ratably according to the number of outstanding shares of the Trust or series held of record by the shareholders on the dissolution distribution date.

Derivative Actions

     The MA Declaration does not specifically address derivative actions other than the specific provision on shareholder voting regarding derivative actions described above.

     Under the Delaware Act, a shareholder may bring a derivative action if trustees with authority to do so have refused to bring the action or if a demand upon the trustees to bring the action is not likely to succeed. A shareholder may bring a derivative action only if the shareholder is a shareholder at the time the action is brought and (i) was a shareholder at the time of the transaction complained about, or (ii) acquired the status of shareholder by operation of law or the Acquiring Trust’s governing instrument from a person who was a shareholder at the time of the transaction.

     A shareholder’s right to bring a derivative action may also be subject to additional standards and restrictions set forth in the Acquiring Trust’s governing instrument. The DE Declaration provides that a shareholder may bring a derivative action on behalf of the Acquiring Trust only if the shareholder first makes a pre-suit demand upon the Board of Trustees to bring the action, unless the pre-suit demand is excused. A pre-suit demand shall only be excused if a majority of the Board of Trustees, or a majority of any committee established to consider the merits of the action, has a material personal financial interest in the action at issue. A trustee shall not be deemed to have a material personal financial interest in an action by virtue receiving payment for serving on the Acquiring Trust’s Board of Trustees or of one or more other investment companies with the same or an affiliated investment advisor or underwriter.